Monday April 1, 6:00 am Eastern Time

Press Release

SOURCE: Pangaea Education Systems, Inc.

Pangaea Education Systems, Inc. Announces HIPAA Certification Training
Program

NAPLES, Fla.--(BUSINESS WIRE)--April 1, 2002--PANGAEA EDUCATION SYSTEMS, INC., announced today that it has completed the content and delivery system to provide the health care industry, including health care service providers, employees, insurers and vendors the education, training and certification required for compliance with HIPAA.

Pangaea Education Systems, Inc. is a wholly owned subsidiary of Twin Faces East Entertainment Corporation, a Nevada based over the counter (OTCBB) stock issue (trading symbol ``TFAC''). Pangaea, a multidimensional education company based in Florida, has developed a blended learning system to provide educational instruction to the learner via both ``distance learning'' interactive Internet sites as well as direct seminar training.

Pangaea's most recent product offerings provide a total compliance solution, including required training and certification, for the US Government mandated HIPAA (Health Insurance Portability and Accountability Act of 1996). Pangaea's HIPAA Education and Training Products will be utilizing web based training as well as seminar teaching to train and certify the mCPO(TM) (Medical Chief Privacy Officer) and dCPO(TM) (Dental Chief Privacy Officer) as well as every level of healthcare professional and staff as mandated by HIPAA regulations. According to Pangaea's President Dr. Suzanne Miller, ``our blended learning methodology combines proven learning theory with the latest dynamic media tools and content from subject matter experts to provide a highly efficient and cost-effective means to achieve HIPAA compliance.'' Pangaea's staff of well-credentialed professionals delivers state of the art programs with up to the minute curricula.

For further information on Pangaea & Products call Rebekka @ 407-876-9240 or Pangaea407@hotmail.com.

The matters discussed in this News Release may be considered ``forward-looking'' statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of

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risks and uncertainties, actual results could differ materially from those indicated by such forward-looking statements.


Contact:

     Twin Faces East Entertainment Corporation
     Stanley L. Teeple, 702/617-8832
     702/617-8836 (fax)
     stanteeple@msn.com